EXHIBIT 10.27

CONSULTANCY AGREEMENT

THIS AGREEMENT is effective as of this 30th day of December 2005 by and between QUINTANA MARITIME LIMITED having its registered office at Ajeltake Island, Majuro, Marshall Islands, (the “Company”) and SHIPMANAGEMENT CONSULTANTS INC. a company having its registered office at Ajeltake Island, Majuro, Marshall Islands (the “Consultant”).

BY WHICH, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. The Company. The Company is engaged in shipping business worldwide.

2. Engagement. The Company hereby engages the Consultant to act as consultant for the Company and for any shipowning companies under its management (the “Owning Companies”) as directed by the Company, in connection with all duties related to the operation and management of the Company and/or of the Owning Companies and the Consultant hereby accepts such engagement.

3. Duration. The duration of the engagement shall be as of the 1st January, 2006 until its termination as per Clause 6 of this Agreement (the “Term”).

For the accounting purposes of the Company the duration of the engagement shall be divided into years, i.e. each such year commencing on the 1st day of January of a calendar year and ending on the 31st day of December of the same calendar year (the “Year”).

4. Duties. The Consultant shall provide its services through various nominees (the “Consultant’s Nominees), using all its/their experience, resources and due diligence. The Consultant represents that its Nominees are fully qualified, without the benefit of any further training or experience, to perform the duties customarily incident to such services. The duties of the Consultant shall be offered, to the Company or to the Owning Companies or to the vessels managed by the Company on a worldwide basis. The Consultant shall report to the management of the Company about the affairs of the Company and/or the Owning Companies with which it deals, in such manner and at such times as may from time to time be requested by the management of the Company. The Consultant’s duties and responsibilities hereunder shall always be subject to the policies and directives of the Company’s management as communicated from time to time to the Consultant or, as the case may be, of the Owning Companies’ management as communicated from time to time to the Consultant.

It is a condition to this Agreement that the Consultant’s Nominees will provide services commensurate with the high level of services provided by the Company and the importance of the Consultant’s role.

It is within the role of the Consultant to inform the management of the Company and/or of the Owning Companies and to carry out their instructions, regarding all matters related to the consultancy undertaken hereunder. In order to properly carry out this job, the Consultant’s Nominees will have the authority, as the case may be, to direct the actions of other employees of the Company and/or of the Owning Companies whose functions involve matters related to the consultancy undertaken hereunder, and such employees will, inter alios, report to the Consultant’s Nominees.

Subject to the above, the precise duties, responsibilities and authority of the Consultant may be expanded or modified, from time to time, at the discretion of the management of the Company and/or of the Owning Companies. The Consultant agrees that during the term of its engagement hereunder, it shall devote substantially its full attention, knowledge and experience and give its best effort, skill and abilities, in the supervision of, attendance to, promotion of and handling of the affairs related to the consultancy undertaken hereunder, the business and interests of the Company and/or the Owning Companies.

5. Compensation. The Company shall pay the Consultant a consulting fee in the amount of U.S.$ 1,005,480 (U.S. Dollars one million five thousand four hundred eighty) per Year (unless agreed otherwise between the parties) payable on an accrued basis within such Year by way of installments, the number and time of payment of which will be determined by the Company at its discretion (the “Consulting Fees”).

The parties hereby acknowledge and agree that all Consulting Fees paid during the Term shall represent fees and remuneration for consulting services provided by the Consultant as an independent contractor worldwide, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose. The Consultant acknowledges that it is solely responsible for the reporting and payment of all tax obligations which may arise from the payments made pursuant to this Agreement. In the event that any taxing authority seeks to collect from the Company any of the foregoing taxes or any interest and/or penalties thereon or relating thereto, the Consultant hereby agrees to pay any such amounts directly to such taxing authority or to indemnify the Company, if it is required to pay any such amounts.

6. Termination. This Agreement, unless otherwise agreed in writing between the parties, shall be terminated forthwith (with or without cause) upon notice in writing to the Consultant by the Company. No additional compensation will be payable to the Consultant upon such termination.

7. Notices. Every notice, request, demand or other communication under this Agreement shall:

(a) be in writing delivered personally or by courier or by fax or shall be served through a process server;

(b) be deemed to have been received, subject as otherwise provided in this Agreement in the case of fax upon receipt of a successful transmission report (or –if sent after business hours– the following business day) and in the case of a letter when delivered personally or through courier or served at the address below; and

(c) be sent:

(i) If to the Company, to:

601 Jefferson Street, Suite 3600,

Houston, TX 77002

U.S.A.

Telephone: + 713 751 7522

Telefax: + 713 751 7533

Attn: Mr. Steve Putman

(ii) If to the Consultant, to:

c/o PELAGHIAS, CRISTODOULOU, VRACHAS & CO

41 Themistocles Dervis Street, Hawaii Nicosia Tower, Offices 806-807,

P.O. Box 21684, Nicosia 1512, Cyprus

Telephone: + 357 22764216

Telefax: + 357 22768277

Attn: Mr. Petros Vrachas

or to such other person, address or telefax, as is notified by the relevant Party to the other Party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other Party. Until such change of person or address is notified, any notification to the above addresses and fax numbers are agreed to be validly effected for the purposes of this Agreement.

8. Entire Agreement. This Agreement supersedes all prior agreements written or oral, with respect thereto.

9. Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by the parties.

10. Independent Contractor. All services provided hereunder shall be provided by the Consultant as an independent contractor. No employment contract, partnership or joint venture has been created in or by this Agreement or as a result of services provided hereunder.

11. Assignment. This Agreement, and the Consultant’s rights and obligations hereunder, may not be assigned by the Consultant; any purported assignment in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company, provided however that in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets and business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder to the successor to its assets and business.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representative.

13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

14. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.	Governing Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with English Law.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of the High Court of Justice in London, England, in connection with any dispute which may arise out of or is related to this Agreement. Finally, the parties hereby waive any objections to the inconvenience of England as a forum.

IN WITNESS WHEREOF, the parties hereto have signed their names on the 11th day of December 2006, effective as of the day and year first above written.

For QUINTANA MARITIME LIMITED

By:	/s/ Steve Putman
Steve Putman

For SHIPMANAGEMENT CONSULTANTS INC.

By:	/s/ [illegible]

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